Exhibit 99.1

Entercom Communications Corp.

Announces Exchange Offer for 10 1/2% Senior Notes due 2019

(Bala Cynwyd, Pa., December 23, 2011) Entercom Communications Corp. (“Entercom” or the “Company”) (NYSE: ETM) announced today that its wholly owned finance subsidiary Entercom Radio, LLC (“Entercom Radio”) has commenced an exchange offer for its outstanding unregistered 10 1/2% Senior Notes due 2019, Series A. These notes were originally issued on November 23, 2011, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, in an aggregate principal amount of $220 million. Holders of these notes may exchange them for an equal principal amount of a new issue of 10 1/2% Senior Notes due 2019, Series B, pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission. Terms of the new notes are substantially identical to those of the original notes, except that the transfer restrictions and registration rights relating to the original notes do not apply to the new notes.

The exchange offer will expire one minute after 11:59 p.m., Eastern Standard Time, on January 25, 2012, unless extended. Tenders of the original notes must be made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires.

Documents describing the terms of the exchange offer, including the prospectus and transmittal materials for making tenders, can be obtained from the exchange agent, Wilmington Trust, National Association, c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1626, Attention: Sam Hamed, telephone (302) 636-6181.

This press release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any security. The exchange offer is being made only pursuant to the exchange offer documents, including the prospectus and letter of transmittal that are being distributed to the holders of the original notes and have been filed with the Securities and Exchange Commission.

Entercom Communications Corp. is the fourth largest radio broadcasting company in the United States, with a nationwide portfolio in excess of 100 stations in 23 markets, including San Francisco, Boston, Seattle, Denver, Portland, Sacramento and Kansas City.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. Accordingly, the Company’s actual performance may differ materially from those stated or implied herein. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:

Steve Fisher

Executive Vice President – Operations and Chief Financial Officer

610-660-5647

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